Exhibit 10.26

Special Stamp for Stamp Tax Tax Amount (Amount in Words) 25,000 RMB Tax No.2010020297506433 Feb. 5, 2010

Equity Transfer Contract

Transferor: Zhongshan Mingyang Electrical Appliance Co., Ltd. (Party A)

Address: Daling Management Area, Huoju Development Zone, Zhongshan

Transferee: Guangdong Mingyang Wind Power Technology Co. Ltd. (Party B)

Address: Huoju Road, Huoju Development Zone, Zhongshan

This Agreement is entered into and between Party A and Party B in respect to the Equity Transfer matter of Zhongshan Mingyang Wind Power Equipment Co. Ltd. (referred to “Equipment Co. Ltd. hereunder”) on Jan. 5, 2010 in Zhongshan.

Party A and Party B have reached the Agreement hereunder based on the principle of equality and mutual benefits through amicable negotiation:

I. Equity Transfer Price and Payment

1. Party A agrees to transfer the 100% equity the Equipment Co. Ltd. holds, 50 Million RMB in total, to Party B at 50 Million RMB. Party B agrees the above price and amount to purchase the above equity.

2. Party B agrees to one-off payment of the Equity Transfer amount to Party A in monetary form within 30 days upon the signing of this Agreement.

II. Guarantee

1. Party A undertakes that the equity transferred to Party B is its actual capital contribution to Equipment Co. Ltd., legally owned by Party A with total discretion right. Party A undertakes that the equity transferred has not been taken as any kinds of mortgages, pledges or guarantees, nor claimed by any third party. Otherwise, all responsibilities induced shall be borne by Party A.

2. Upon equity transfer by Party A, original rights and obligations enjoyed and borne by Equipment Co. Ltd. shall be transferred to Party B with the Equity.

3. Party A undertakes that the 50 Million RMB capital contribution to Equipment Co. Ltd. is in place, including 15, 370, 800 RMB monetary contribution, 15, 135, 200 RMB land use right contribution (an area of 31, 531.7 square meters) and 19, 494,000 RMB factory contribution (a construction area of 7, 841.52 RMB).

4. Party B acknowledges the Corporation Article of Equipment Co. Ltd and undertakes to fulfill the obligations and responsibilities of the regulations.

III. Profit and Loss Sharing

Upon the approval and shareholder amendment of register of the Industry and Commerce Administration Authorities, Party B shall become the shareholder of Equipment Co. Ltd and share the profit and loss of the Company in accordance with the capital contribution ratio and Corporation Article.

IV. Expenses Sharing

Related Expenses of Equity Transfer shall be borne by both Parties in accordance with the regulations of our Company.

V. Alteration and Dissolution of the Contract

In case of the following events, this Contract shall be altered or dismissed. However, written Alteration or Dissolution Contract shall be signed by both Parties.

1. Due to force majeure or not intentionally but unstoppable external cause of one Party, this Contract can’t be fulfilled.

2. One Party losses the capacity to fulfill this Contract.

3. The breach of one or two Parties has severely affected the economic benefits of the abiding Party and rendered the fulfillment of the Contract unnecessary.

4. Due to changes of circumstances, both Parties alter or dismiss the Contract through negotiation.

VI. Disputes Settlement

1. Disputes in relation to the validity, fulfillment, breach and dissolution etc of this Contract shall be resolved through amicable negation of both Parties.

2. Should no agreement can be reached upon, each Party shall be entitled to appeal to Arbitration Organization or People’s Court.

VII. Terms and Validity of this Contract

This Contract shall come into effect upon the approval by the Shareholder Meeting of Equipment Co. Ltd. and signing by both Parties.

VIII. Miscellaneous

This Contract is made out in six copies, with both Party A and Party B holding two copies, one copy for Industry and Commerce Administration Authorities and one for Equipment Co. Ltd. All copies shall have the same legal effect.